Exhibit 16.1

May 3, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Marketing Worldwide Corporation (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about May 3, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM, LLP